EXHIBIT 99.1

DANBURY, Conn., November 15, 2005 — Praxair Distribution Inc., a wholly-owned subsidiary of  Praxair, Inc. (NYSE: PX), today announced it has reduced discounts and increased pricing for its industrial, medical and specialty gases cylinder customers in the U.S. and Canada, beginning November 1,   or as otherwise permitted by customer contracts. Increases are up to 15%, depending on the product and the supply conditions.

In addition, the company will continue its cost recovery efforts through various charges and surcharges.  Specific product price increases, increases to rental rates, surcharges and other charges will be communicated to customers by Praxair Distribution, Inc.’s regional sales and marketing organizations.

“We work continually to hold costs down.  However, we are now faced with unprecedented increases in energy, transportation and raw materials,” said Wayne Yakich, president of Praxair Distribution.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2004 sales of $6.6 billion.  The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings.  Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others.  More information on Praxair is available on the Internet at www.praxair.com.